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                                                                   Exhibit 10.c.


                             SUBSCRIPTION AGREEMENT
                             ----------------------

This Subscription Agreement (the "Agreement") is made and effective this 25th day of July, 1999 by and between Huffy Corporation, an Ohio corporation (the "Issuer"), and Don R. Graber (the "Subscriber") pursuant to the terms and conditions contained herein and in the Issuer's 1988 Stock Option Plan and Restricted Share Plan ("1988 Plan"), under the following conditions:

A. The Subscriber was granted an award of 90,000 restricted shares of the Issuer's Common Stock at a purchase price of $1.00 per share, and is eligible to purchase such restricted shares at the rate of one-third of total grant on and after July 25, 1997, another one-third of the total grant on and after July 25, 1998, and the final one-third on and after July 25, 1999.

B. The Subscriber now wishes to enter into this Agreement to purchase those 30,000 restricted shares available for purchase on and after July 25, 1999.

NOW, THEREFORE, the parties hereto agree as follows:

1. SECURITIES PURCHASED. Issuer hereby agrees to sell and Subscriber agrees to purchase 30,000 Restricted Shares of the Issuer's Common Stock with $1.00 par value (the "Restricted Shares") at an aggregate cash purchase price of $30,000, being $1.00 per share (the "Purchase Price"), payable upon the terms contained herein.

2.   PAYMENT TERMS.

     a. The Purchase Price shall be paid in full by the Subscriber on or before July 25, 2009 (a) by setting off against such Purchase Price one hundred percent (100%) of the cash dividends payable with respect to the Restricted Shares (no profit sharing or other bonuses to which the Subscriber becomes entitled after the date of subscription shall be set off against the Purchase Price) and (b) in cash in United States Dollars (including check, bank draft or money order). The Subscriber shall have the right to prepay all or any part of the Purchase Price by cash payments to the Issuer at any time. The Board of Directors may not call for payment of any unpaid portion of the Purchase Price prior to ten (10) years from the date of the subscription. No interest will be charged to the Subscriber on the unpaid balance of the Purchase Price.

     b. Each installment of the Purchase Price paid pursuant to this Agreement shall be credited pro rata among the Restricted Shares which are the subject of this Agreement, and no portion of the Restricted Shares shall be deemed fully paid until the Purchase Price of all of the Restricted Shares which are the subject of this Agreement is paid in full.

3.   DEFAULT.

     In case of default in the payment of the Purchase Price, the Issuer shall, subject to compliance with Section 1701.35 of the Ohio Revised Code, after thirty (30) days' notice setting forth such default has been given to the Subscriber by certified mail at the Subscriber's address on the Issuer's books, release the Restricted Shares from


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     subscription and treat as retired the shares subject to the subscription which have not been fully paid. In such event, the Subscriber shall no longer be liable for the unpaid portion of the Purchase Price and shall receive a refund of any portion of the Purchase Price paid pursuant to this Agreement prior to such default, without interest.

4.   RESTRICTED PERIOD.

     a. The Restricted Shares may only be purchased from July 25, 1999 through July 25, 2009. The "Restricted Period" shall commence on July 25, 1999 and shall continue until the earlier of July 25, 2009 or payment in full of the Purchase Price. The Restricted Shares may not be sold, margined, assigned, transferred, pledged or otherwise encumbered during the Restricted Period.

     b. The Subscriber will recognize income at the time such restrictions lapse in an amount equal to the difference between the fair market value of the Restricted Shares at the time such restrictions lapse and the Purchase Price paid by the Subscriber for the Restricted Shares (including dividends on the Restricted Shares set off against the Purchase Price), less any amounts of such payments treated as interest under the imputed interest rules, which rules treat part of the Purchase Price payments as interest since interest is not otherwise stated to be due on the deferred Purchase Price. The federal income tax basis for the shares will be the amount paid for the shares plus the income recognized.

     c. The dividends will be recognized by the Subscriber as income either when the restrictions on the Restricted Shares lapse or when, in the case of any default in payment by the Subscriber or termination of employment of the Subscriber, such dividends previously set off against the Purchase Price are refunded to the Subscriber.

5.   TERMINATION OF EMPLOYMENT.

     a. If the Subscriber ceases to be an employee of the Issuer or a subsidiary during the Restricted Period for any cause other than (i) death, (ii) disability, (iii) retirement under any pension plan for salaried employees, or (iv) within three (3) months following a Change in Control of the Company (as defined in the 1988 Plan), all Restricted Shares which are subject to the restrictions set forth in Section 4(a) shall, upon such termination of employment, be forfeited and returned to the Issuer. If a Subscriber ceases to be an employee of the Issuer or a subsidiary during the Restricted Period by reason of death, disability, retirement under any pension plan for salaried employees, or within three (3) months following a Change in Control of the Issuer (as defined in the 1988 Plan), the restrictions set forth in Section 4(a) shall terminate. The Compensation Committee of the Issuer's Board of Directors may at any time and in its sole discretion accelerate or waive the restrictions remaining in respect of the Restricted Shares.

     b. Upon termination of employment of Subscriber for any reason whatsoever, including retirement or death, the Subscriber or his legal representative may elect, within three


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     (3) months after the happening of such event, to pay the entire balance due upon the Purchase Price of the Restricted Shares which are freed of restrictions and not forfeited pursuant to the previous paragraph, and thereupon receive delivery of the stock certificate. If such payment shall not be made within such period, the Company will treat the failure to pay as a default in payment of the Purchase Price as provided in Section 3 of this Agreement.

6.   RIGHTS AS SHAREHOLDER.

     The Subscriber will become a shareholder of record as of the date set forth above and shall have the right to vote the Restricted Shares at any meeting of the Issuer's shareholders, to receive dividends declared and paid thereon, if any, and to receive all communications furnished by the Issuer to its shareholders. All cash dividends payable with respect to the Restricted Shares will be credited to and applied against the unpaid balance of the Purchase Price.

7.   GENERAL PROVISIONS.

     a. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

     b. All notices and other communications from any party hereto to any other party hereto shall be sent either by facsimile with written confirmation following via first-class mail, or via first-class mail or certified mail, postage prepaid, to Issuer at its principal offices at 225 Byers Road, Miamisburg, Ohio 45342, Attention: Vice President - General Counsel and Secretary and to Subscriber at his address as found on the records of the Issuer.

     c. No term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     d. The headings in this Agreement are for the purposes of convenience of reference only and shall not be deemed to constitute a part hereof.

     e. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio.


IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the date first above written.


SUBSCRIBER                               HUFFY CORPORATION (ISSUER)

/s/ Don R. Graber                        By: /s/ Nancy A. Michaud
-------------------------                    -----------------------------------
Don R. Graber                            Name: /s/ Nancy A. Michaud
                                               ---------------------------------
                                         Title: Vice President - General Counsel
                                                and Secretary


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